Exhibit 10(k)
GE Excess Benefits Plan
Effective January 1, 2009

Section I.
Eligibility

All Employees, Surviving Spouses and beneficiaries of Employees eligible to receive Pension Benefits under the GE Pension Plan shall be eligible to receive excess benefits under this Plan in accordance with Section II.

Section II.
Excess Benefits

1.	The amount of the Excess Benefit payable under this Plan to an Employee, Surviving Spouse or beneficiary shall be based upon the excess (if any) of:

a.
the Pension, survivor benefit or death benefit that the Employee, Surviving Spouse or beneficiary would have received under the GE Pension Plan as a result of the retirement or death of the Employee but for the limitations on such benefit imposed by the GE Pension Plan pursuant to Section 415 of the Code, over

b.	the Pension, survivor benefit or death benefit that the Employee, Surviving Spouse or beneficiary receives under the GE Pension Plan.

For all periods during which this Plan is in effect and regardless of whether the Employee’s termination of Service date occurs on, before or after January 1, 2009, in no event shall an individual be entitled to receive more benefits from this Plan and the GE Pension Plan combined than he would have been entitled to receive from the GE Pension Plan alone without application of the limits of Section 415 of the Code referred to in Section II.1.a. above.

2.
Consistent with established Company procedures, if an eligible Employee commences his Excess Benefits at the time set forth in Section III but remains in protected service for other purposes, his initial Excess Benefits shall be based on his service credits earned up to the commencement date of his Excess Benefits. Following the eligible Employee’s break in protected service, the dollar amount (but not the form, time or manner of distribution) of the eligible Employee’s Excess Benefits shall be adjusted consistent with such procedures to take into account any additional service credits the eligible Employee may have earned under the GE Pension Plan and any related offsets.

3.
Notwithstanding any provision of the Plan to the contrary, in no event will any benefits be payable hereunder as a result of the exclusion from the definition of Compensation in the GE Pension Plan of Incentive Compensation, commissions and similar variable compensation paid after the end of the calendar year in which the Employee’s Service terminates pursuant to the last sentence of the first paragraph of the definition of “Compensation” set forth in Section XXVI therein.

Section III.
Payment of Excess Benefits

1.
All Excess Benefits provided for hereunder which are Grandfathered Plan Benefits shall be paid in the same form, time and manner as the benefits payable to such Employee, Surviving Spouse or beneficiary under the GE Pension Plan.

2.
All Excess Benefits provided for hereunder which are Non-Grandfathered Plan Benefits shall be paid in the same form, time and manner as the non-grandfathered plan benefits payable to such Employee, Surviving Spouse or beneficiary under the GE Supplementary Pension Plan.  Consistent with the foregoing, the provisions of the GE Supplementary Pension Plan which restrict payments to a Specified Employee during the first six months following Separation from Service shall apply in the same manner hereunder with respect to such Excess Benefits.  In addition, if an Employee is not also entitled to benefits from the GE Supplementary Pension Plan, the principles of the GE Supplementary Pension Plan governing the form, time and manner of payment shall nevertheless apply in the same manner hereunder with respect to such Excess Benefits.

3.
If an Employee is reemployed, the treatment of the Employee’s Excess Benefits will be governed by the principles of the reemployment provisions of the GE Supplementary Pension Plan (regardless of whether the Employee is otherwise entitled to a Supplementary Pension under the GE Supplementary Pension Plan).

Section IV.
Beneficiary

An Employee’s beneficiary for the purposes of this Plan shall be determined in the same manner as beneficiaries are determined under the GE Supplementary Pension Plan (regardless of whether the Employee is otherwise entitled to a Supplementary Pension under the GE Supplementary Pension Plan).

Section V.
Administration

1.
This Plan shall be administered by the Pension Board, which shall have authority in its sole discretion to make, amend, interpret and enforce rules and regulations for the administration of this Plan and decide or resolve in its sole discretion any and all questions which may arise in connection with this Plan.

2.
In the administration of this Plan, the Pension Board may, from time to time, employ agents and delegate to them such administrative duties as it sees fit and may, from time to time, consult with counsel, including counsel to the Company.

3.
The decision or action of the Pension Board in respect of any question arising out of or in connection with the administration, interpretation and application of this Plan and the rules and regulations hereunder shall be final and conclusive and binding upon all persons having any interest in this Plan.

Section VI.
Amendment and Termination

The Company reserves the right, by action of the General Electric Company Board of Directors, to amend, modify or terminate, either retroactively or prospectively, any or all of the provisions of this Plan; provided, however, that no such action on its part shall adversely affect the rights of an Employee, his Surviving Spouse or beneficiaries without the consent of such Employee (or his Surviving Spouse or beneficiaries, if the Employee is deceased) with respect to any benefits accrued under this Plan prior to the date of such amendment, modification or termination of the Plan if the Employee has at that time a non-forfeitable right to benefits under Section XII of the GE Pension Plan.  Any amendment, modification or termination of the Plan shall comply with the restrictions of Section 409A of the Code to the extent applicable.  No amendment, modification or termination of the Plan may accelerate a scheduled payment of Non-Grandfathered Plan Benefits, nor may any amendment, modification or termination permit a subsequent deferral of Non-Grandfathered Plan Benefits.

Section VII.
General Conditions

1.
The Excess Benefits payable under this Plan shall be paid by the Company out of its general assets and shall not be funded in any manner.  The obligations that the Company incurs under this Plan shall be subject to the claims of the Company’s other creditors having priority as to the Company’s assets.

2.
Except as to withholding of any tax under the laws of the United States or any state or locality, no Excess Benefit payable at any time hereunder shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment or other legal process, or encumbrance of any kind.  Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such Excess Benefit, whether currently or thereafter payable hereunder, shall be void.

3.
No Employee and no other person shall have any legal or equitable rights or interest in this Plan that are not expressly granted in this Plan.  Participation in this Plan does not give any person any right to be retained in the Service of his Employer.  The right and power of the Company to dismiss or discharge any Employee is expressly reserved.

4.
Notwithstanding the provisions of Section I, employees who are represented by a union (pursuant to a certification by the National Labor Relations Board or otherwise in accordance with the provisions of Section 9 of the National Labor Relations Act) shall become eligible to participate in this Plan (a) only after the Company and such union shall have entered into a written agreement to the effect that the Plan shall be offered to the employees so represented, and (b) only in accordance with any conditions or requirements contained in such agreement; provided, however, that whenever employees who are eligible for the Plan choose a bargaining agent (pursuant to NLRB certification), they shall continue to be eligible unless and until the certified agent gives notice to the Company that it does not wish such eligibility to continue.

5
The rights under this Plan of an Employee who leaves the Service of the Company at any time and the rights of anyone entitled to receive any payments under this Plan by reason of the death of such Employee, shall be governed by the provisions of this Plan in effect on the date such Employee leaves the Service of the Company, except as otherwise specifically provided in this Plan; provided, however, that with respect to Non-Grandfathered Plan Benefits:

a.
Any Employee who left the Service of the Company on or after January 1, 2005 and prior to January 1, 2009 and commenced receipt of such benefits before January 1, 2009 shall not be eligible to select the revocation feature provided in Section IX.8 of the GE Pension Plan.

b.
Any Employee who left the Service of the Company on or after January 1, 2005 and prior to January 1, 2009 and did not commence receipt of such benefits before January 1, 2009 (or anyone entitled to receive any payments under the Plan by reason of the death of such Employee who did not commence receipt of such payments before January 1, 2009) shall have the form, time and manner of payment of such benefits determined under the terms contained herein.

6.	Except to the extent that the same are governed by the federal law (including Section 409A of the Code), the law of the State of New York shall govern the construction and administration of this Plan.

7.
This Plan is intended to comply with Section 409A of the Code with respect to amounts accrued after December 31, 2004 and amounts that were accrued but forfeitable on that date.  In addition, if an Employee accrues benefits hereunder on or after January 1, 2005, the Plan is intended to comply with the requirements